Exhibit 99.2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of January 27, 2009, among ELLIOT OSHER (“Elliot”), HARVEY OSHER (“Harvey”), RICHARD GOLDRING (“Goldring”, and together with Elliot and Harvey, the “Sellers” and each, a “Seller”), and MITCHELL’S EAST LLC, a New York limited liability company (“Buyer”).

Recitals

A.    Buyer desires to buy from each Seller, and each Seller desires to sell to Buyer, all rights, title and interest in the equity of Scores Holding Company, Inc., a Utah corporation (the “Company”), that each Seller owns or may have the right to own.

B.        Elliot is the record and beneficial owner of 13,685,939 shares of common stock, par value $0.001 per share (the “Shares”), of the Company, and Goldring is the record and beneficial owner of 75,214,291 Shares (such Shares of each of Elliot and Goldring, his “Owned Shares”). Each of Elliot or Goldring may sometimes hereafter be referred to as an “Owned Share Seller” and together as the “Owned Share Sellers.”

C.        Each of the Owned Share Sellers may have certain rights to an additional 866,667 Shares (such Shares of the Owned Share Sellers, his “Expectancy Shares”).

D.        Harvey has advised Buyer that Harvey (i) is entitled to receive 13,886,059 Shares (the “Decedent Owned Shares”) that are currently held of record by William Osher, deceased, and (ii) may have certain rights to an additional 666,667 Shares (together with the Decedent Owned Shares, the “Decedent Aggregate Shares”).

E.        Upon the terms and subject to the conditions set forth in this Agreement, (i) each of the Owned Share Sellers desires to sell (1) his Owned Shares to Buyer, and (2) all of his rights to the Expectancy Shares to Buyer, and (ii) Harvey desires to sell all of his rights to the Decedent Aggregate Shares to Buyer, and Buyer desires to purchase (y) all of the foregoing Owned Shares and (z) any interests that any Owned Share Sellers may have in the Expectancy Shares and that Harvey may have in the Decedent Aggregate Shares. The Owned Shares and the rights in the Expectancy Shares and Decedent Aggregate Shares may hereafter be referred to, collectively, as the “Total Share Interest”.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

ARTICLE 1

TERMS OF PURCHASE AND SALE

1.01     Sale of the Shares. (a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.02), (i) each of Elliot and Goldring shall sell to Buyer, and Buyer shall purchase from Elliot and Goldring, (1) his Owned Shares, and (2) any right, title or interest that he may have in the Expectancy Shares, and (ii) Harvey shall sell to Buyer, and Buyer shall purchase from Harvey any right, title or interest that he may have in the Decedent Aggregate Shares, which collectively, constitutes all of the interests in the capital stock of or other equity in the Company held by each such Seller, for the purchase price specified in Section 1.03.

(b)       At the Closing (as defined in Section 1.02), against payment of the purchase price specified in Section 1.03 with respect to each Seller (i) each of the Owned Share Sellers shall deliver to Buyer, certificates representing his Owned Shares accompanied by stock powers duly endorsed in blank, medallion guaranteed, with all required transfer taxes or stamps paid for or affixed thereto, and (ii) each of the Sellers shall be deemed to have sold, assigned and transferred to Buyer any right, title and interest that such Seller may have in the Expectancy Shares or the Decedent Aggregate Shares, as the case may be, free and clear of all Encumbrances (as defined in Section 2.02(a)).

1.02     The Closing. The closing of the purchase and sale of (a) the Owned Shares and any rights of each the Owned Share Seller in his Expectancy Shares and (b) any rights of Harvey in the Decedent Aggregate Shares (the “Closing”) shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, concurrently with the execution and delivery of this Agreement (the “Closing Date”).

1.03     Purchase Price; Payment. The per share purchase price payable to Sellers for the Total Share Interest is $0.0038 (the “Per Share Purchase Price”) for an aggregate purchase price of $400,000 (the “Aggregate Purchase Price”). On the Closing Date, Buyer shall pay to the Sellers the Aggregate Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Sellers at the bank or banks specified by the Sellers.

1.04     Best Efforts (a) Harvey hereby covenants to use his best efforts to obtain good and valid title to the Decedent Owned Shares, so that Harvey shall be the holder of record of such Shares.

(b)       Each of the Owned Share Sellers shall use his best efforts to determine what rights, if any, he has in the Expectancy Shares, and, to the extent that an Owned Share Seller is entitled to record and beneficial ownership thereof, to (i) immediately notify Buyer in writing upon receipt of good and valid title to the Expectancy Shares, and (ii) to cause such Expectancy Shares to be transferred to his name. Promptly after receipt of the certificate representing such Expectancy Shares, such Owned Share Seller shall deliver the stock certificates representing such Expectancy Shares to Buyer, accompanied by stock powers duly endorsed in blank, medallion guaranteed, with all required transfer taxes or stamps paid for or affixed thereto, free and clear of all Encumbrances.

(c)       Harvey shall use his best efforts to determine what rights, if any, he has in the Decedent Aggregate Shares, and, to the extent that Harvey is entitled to record and beneficial ownership thereof, to (i) immediately notify Buyer in writing upon receipt of good and valid title to the Decedent Aggregate Shares, and (ii) to cause such Decedent Aggregate Shares to be transferred to his name. In furtherance of the foregoing, concurrently herewith, Harvey has delivered to Buyer certificates representing the Decedent Owned Shares as set forth on Exhibit A hereto. Harvey shall immediately notify Buyer in writing of his good faith belief that any Decedent Aggregate Shares are to be transferred to his name, and if such Decedent Aggregate Shares are certificated Decedent Owned Shares held by Buyer, shall request that Buyer return to Harvey the specific certificate representing such Decedent Aggregate Shares. Promptly after such return to Harvey of the certificate representing the Decedent Owned Shares, Harvey shall cause any such Decedent Aggregate Shares to be issued in his name and after receipt of the certificate representing such Decedent Aggregate Shares, Harvey shall deliver the stock certificates representing such Decedent Aggregate Shares to Buyer, accompanied by stock powers duly endorsed in blank, medallion guaranteed, with all required transfer taxes or stamps paid for or affixed thereto, free and clear of all Encumbrances.

1.05     Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, each of the Sellers shall enter into an irrevocable proxy (the “Irrevocable Proxy”) appointing Buyer as his true and lawful attorney, for him and in his name, place and stead, to act as its proxy in respect of all of the undersigned’s right, title and interest as a shareholder of the Company with respect to the Total Share Interest of such Seller.

ARTICLE 2

SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyer on the date hereof, on the Closing Date and on each date of delivery to Buyer of any certificates representing any Expectancy Shares or Decedent Aggregate Shares, as the case may be:

2.01     Power and Authority; Effect of Agreement. Such Seller has the legal capacity and the power to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (i) any provision of law, rule or regulation to which such Seller is subject, (ii) any order, judgment or decree applicable to such Seller or binding upon the assets or properties of such Seller, or (iii) any agreement, contract or other instrument or understanding to which such Seller is a party or is otherwise bound, including, without limitation, any shareholder or voting or similar agreement.

2.02     The Shares. (a) Such Owned Share Seller has good and valid title to his Owned Shares, free and clear of all liens, security interests, pledges, mortgages, rights of first refusal, options, proxies, voting trusts or other encumbrances (“Encumbrances”). At the Closing, the sale and delivery of such Owned Shares to Buyer pursuant to Article I hereof will vest in Buyer good and valid title to such Owned Shares, free and clear of all Encumbrances.

(b)       Upon delivery of any stock certificates representing Shares underlying any Expectancy Shares or Decedent Aggregate Shares, as the case may be, the Buyer will receive good and valid title to such Shares represented by such stock certificates, free and clear of all Encumbrances.

(c)       The Total Share Interest of such Seller constitutes all of the capital stock or other interest of such Seller in the Company.

2.03     Consents. No consent, approval or authorization of, or exemption by, or filing with, any Governmental Authority or any third party is required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or the taking by such Seller of any other action contemplated hereby.

2.04     Litigation. There are no lawsuits, actions or proceedings in any court or arbitration forum or before any governmental authority or regulatory agency pending or, to the best knowledge of such Seller, threatened against such Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.05     Fees. Such Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby. Buyer and the Company shall not have any liability for any fees or commission described in, or of the type described in, the preceding sentence in connection with transactions contemplated hereby.

2.06     Disclosure. No representation or warranty by such Seller contained in this Agreement and no information contained in any other instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transaction contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.07     Non-Public Information. Such Seller is not selling his interest in the Total Share Interest “on the basis of” (as defined in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any material, non-public information about the Company.

2.08     General Solicitation; Securities Laws. The Total Share Interest offered to Buyer was not offered by way of general solicitation undertaken by such Seller or general advertising undertaken by such Seller. Such Seller has not offered to sell his Total Share Interest in a manner which violates any applicable securities law or would require the sale hereunder to be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws.

ARTICLE 3

JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers, jointly and severally, represent and warrant to Buyer on the date hereof, on the Closing Date and on each date of delivery to Buyer of any certificates representing any Expectancy Shares or Decedent Aggregate Shares, as the case may be:

3.01     Disclosure. The Company has timely filed all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 and through the date hereof (the forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 and through the date hereof, including any amendments thereto filed prior to the date hereof, collectively, the “Company SEC Reports”), or timely filed a notification of inability to file a Company SEC Report, if permissible, and in such case, subsequently filed such Company SEC Report within the extended time period permitted under the Exchange Act. As of their respective dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, in each case, as applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Sellers, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. No subsidiary of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.

3.02     Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q or Form 10-QSB, as applicable, under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments as indicated in the notes thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers on the date hereof and on the Closing Date:

4.01     Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York, and has all requisite limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement to consummate the transactions contemplated hereby.

4.02     Limited Liability Company Power and Authority; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (i) any provision of law, rule or regulation to which Buyer is subject, (ii) violate any order, judgment or decree applicable to Buyer or binding upon the assets or properties of Buyer, (iii) any agreement, contract or other instrument or understanding to which the Buyer is a party or is otherwise bound, or (iv) violate any provision of the certificate of formation or the operating agreement of Buyer.

4.03     Purchase for Investment. Buyer is purchasing from each Seller his Total Share Interest for investment and not with a view to any public resale or other distribution thereof and has no present intention or plan of distributing or selling to others any such interest or granting any participation therein. Buyer acknowledges that such Total Share Interest has not been registered under the Securities Act or under any state or foreign securities laws.

ARTICLE 5

COVENANTS OF SELLERS AND BUYER

Each party hereto covenants and agrees with the other party as follows:

5.01     Further Assurances. At any time or from time to time after the Closing, each party hereto shall, at the request of the other party and at such other party’s expense, execute and deliver, or cause to be executed and delivered, any further instruments or documents and take all such further action as such other party may reasonably request, including, without limitation, the request of Buyer for the delivery of an opinion letter of counsel as to the transferability of the Total Share Interest without registration under the Securities Act, in order to effectuate the consummation of the transactions contemplated hereby.

5.02     Transfer Taxes. All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer taxes incurred in connection with the transfer and sale of the Total Share Interest as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be paid by Sellers.

5.03     Expectancy Shares and Decedent Aggregate Shares. (a) From and after the date hereof, each Seller agrees not to (i) sell, assign or transfer or otherwise dispose of, or grant any other option, warrant, subscription, call, or enter into any other agreements with respect to, any of his Total Share Interest, or (ii) create or permit to exist any liens, encumbrances, security interests, rights or other charges thereon.

(b)       Any Shares that may become issuable pursuant to a stock split, stock dividend, recapitalization or other similar event effecting the Total Share Interest shall be delivered to Buyer together with the Shares underlying such Total Share Interest when such Seller shall receive good and valid title and deliver to Buyer certificates in respect thereof.

(c)       Any dividends paid in cash to such Seller after the date hereof in respect of any and all Total Share Interest shall be immediately paid to Buyer.

(d)       Any certificates representing any Shares delivered to Buyer by such Seller in respect of the Expectancy Shares or Decedent Aggregate Shares, as the case may be, shall be delivered with good and valid title, free and clear of any Encumbrances.

ARTICLE 6

DELIVERIES AT CLOSING

At or prior to the Closing concurrently with the execution and delivery of this Agreement, the following have been delivered:

6.01     Delivery of Purchase Price. Buyer has delivered to Sellers the Aggregate Purchase Price.

6.02     Delivery of Owned Share Sellers. Each Owned Share Seller has delivered to Buyer a certificate or certificates representing his Owned Shares, accompanied by stock powers duly endorsed in blank, medallion guaranteed, with all required transfer taxes or stamps paid for or affixed thereto, free and clear of all Encumbrances.

6.03     Termination of Voting Trust Agreement. Goldring has delivered to Buyer a fully executed agreement terminating that certain Voting Trust Agreement, dated September 4, 2008, by and between Goldring and Ira Altchek as trustee.

6.04     FIRPTA Certification. Each Seller has delivered to Buyer a duly completed and executed certification pursuant to Section 1.1445-2 of the treasury regulations certifying that such Seller is not a foreign person.

6.05     Irrevocable Proxies. Each of the Sellers has delivered to Buyer an executed Irrevocable Proxy with respect to his Total Share Interest.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.01     Survival. Except as otherwise set forth in this Section 7.01, the representations and warranties made in this Agreement or in any agreement, certificate or other document executed at or prior to the Closing in connection herewith (an “Ancillary Document”) shall survive for a 24-month period commencing on the Closing Date and on each date a Seller delivers to Buyer certificates representing any Expectancy Shares or Decedent Aggregate Shares, as the case may be; provided, however, that the representations and warranties set forth in

Section 2.02 shall survive the Closing without limitation, and (b) Sections 2.07, 2.08, 3.01 and 3.02 shall survive the Closing until six months following the expiration of the applicable statutes of limitation. No investigation by Buyer or on Buyer’s behalf heretofore or hereafter conducted shall affect the representations, warranties or covenants of Sellers set forth in this Agreement.

7.02     Indemnification. (a) Sellers, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other from and against any damages, losses, costs and expenses (including reasonable attorneys’ fees), net of any tax benefit resulting from such losses, costs and expenses, resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement, representation or warranty, made by the Indemnifying Party (as hereinafter defined) hereunder or in any Ancillary Document. The party seeking indemnification hereunder is hereafter referred to as the “Indemnified Party,” and the party against whom indemnification is sought is hereafter referred to as the “Indemnifying Party.”

(b)       Upon the Indemnified Party discovering any claim made by a third party which, if sustained, would be subject to indemnification pursuant to clause (a) above, such Indemnified Party shall notify the Indemnifying Party in writing of the claim and the facts relating to it within ten business days of the discovery of such claim; provided, however, that the failure of an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that it has been damaged thereby. The Indemnifying Party shall have the right to defend against the claim through counsel of its own selection at its own expense, in which event the Indemnified Party shall have the right, at its own expense, to employ counsel to represent it in addition to counsel employed by the Indemnifying Party. Such counsel employed by the Indemnified Party shall act in an advisory capacity only with respect to the defense provided by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully informed at all times of the status of the claim. The Indemnified Party shall cooperate to make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party as to the claim and shall make appropriate personnel reasonably available for any discovery or trial. If the Indemnifying Party fails or refuses to undertake the defense within 30 days after receiving notice that a claim has been made, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend against such claim in such manner it deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)       The provisions of this Article 7 shall govern any right of indemnification granted by any provisions of this Agreement.

(d)       Payment of any final determined amount of liability shall be made by the Indemnifying Party to the Indemnified Party within five days of the date of notice from the Indemnified Party to the Indemnifying Party that such amount is due.

ARTICLE 8

MISCELLANEOUS

8.01     Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to expand or restrict the rights of any party hereto under the securities laws of any jurisdiction to the extent such laws are applicable to the transactions contemplated hereby.

8.02     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties (which may be withheld in its sole discretion); provided that notwithstanding the foregoing, following the Closing, Buyer may assign its right to receive any Expectancy Shares and/or Decedent Aggregate Shares to any affiliate of Buyer.

8.03     Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.04     Expenses. Except as otherwise provided herein, Sellers, on the one hand, and Buyer, on the other hand, shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

8.05     Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be deemed to have been duly given (a) upon receipt if delivery is in person, by electronic facsimile transmission (provided a copy is concurrently mailed in accordance with clause (b) below), or by overnight courier, and (b) three days after mailing if delivery is by certified mail, return receipt requested postage prepaid, in each case addressed as follows: (i) if to Elliot, to Elliot Osher, 45 Rosedale Avenue, White Plains, NY 10605, Telecopy: 914-686-0957, with a copy to Steven I. Gutstein, Esq., 230 Park Avenue, New York, NY 10169, Telecopy: 212-922-1986; (ii) if to Goldring, to Richard Goldring, 5 Fox Chase Drive, Watchung, NJ 07069, Telecopy: 908-791-9217, with a copy to Steven I. Gutstein, Esq., 230 Park Avenue, New York, NY 10169, Telecopy: 212-922-1986, (iii) if to Harvey, to Harvey Osher, 41 Kirschman Drive, Matawan, New Jersey 07747, and (iv) if to Buyer, to Mitchell’s East LLC, 617 Eleventh Avenue, New York, NY 10036, Telecopy: 212-246-0855, Attention: Robert M. Gans, with a copy to Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, Telecopy: 212-541-1400,

Attention: Michael N. Rosen, Esq.; or at such other address for a party as shall be specified by like notice.

8.06     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action or proceeding relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further waives any right to a jury trial in any legal proceeding related in any way to this Agreement.

8.07     Public Announcements. Neither Sellers, on the one hand, or Buyer, on the other hand, shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), except as may be required by applicable law. Except with respect to any filings required to be made under the Exchange Act or the rules promulgated thereunder, if a public statement is required to be made by applicable law, such party shall consult with the other party hereto in advance as to the contents and timing thereof.

8.08     Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.09     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.10     Exhibits and Schedules. The Schedules and the Exhibits hereto, if any, are hereby incorporated herein and shall be made a part hereof.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

/s/ Elliot Osher
Elliot Osher

/s/ Richard Goldring
Richard Goldring

/s/ Harvey Osher
Harvey Osher

MITCHELL’S EAST LLC By: /s/ Robert M. Gans
Name: Robert M. Gans Title: Managing Member

[Signature Page to Stock Purchase Agreement, dated as of January 27, 2009, among Elliot Osher,

Harvey Osher, Richard Goldring and Mitchell’s East LLC]